Exhibit 99.1

Celebrate Express, Inc. Announces Third Quarter Fiscal 2005 Results

KIRKLAND, WA—(BUSINESS WIRE)—Mar. 31, 2005—Celebrate Express, Inc. (Nasdaq:BDAY), a leading online and catalog retailer of celebration products for families, today reported financial results for its third quarter of fiscal 2005 ended February 28, 2005.

Celebrate Express reported net sales of $16.3 million in the third quarter of fiscal 2005 ended February 28, 2005, an increase of 29.0% from net sales of $12.6 million during the same period last year. Net income for the third quarter of fiscal 2005 was $521,000, or $0.07 per diluted share, compared with net income of $299,000, or $0.06 per diluted share in the third quarter of fiscal 2004. Net income for the third quarter of fiscal 2005 included income tax expense of $307,000. No income tax expense was recognized during the same period last year. Weighted average diluted shares outstanding were approximately 7.8 million for the third quarter of fiscal 2005, compared with approximately 5.2 million for the third quarter of fiscal 2004.

For the nine months ended February 28, 2005, net sales increased 36.6% to $49.6 million from $36.3 million for the same period in the prior year. For the nine months ended February 28, 2005, net income was $1.4 million, or $0.23 per diluted share, compared with a net loss of $250,000 or ($0.32) per diluted share, for the nine months ended February 29, 2004. Net income for the nine months ending February 28, 2005 included income tax expense of $869,000. No income tax expense was recognized during the same period last year. Weighted average diluted shares outstanding were approximately 6.4 million for the nine months ended February 28, 2005, compared with approximately 1.4 million for the nine months ended February 29, 2004.

Revenue growth during the third quarter can be attributed to customer acquisition, as well an increase in net sales per order. During this quarter, the Company attracted approximately 110,000 new customers, an increase of 23% over the same period in the previous year. Revenue from repeat customers represented approximately 49% our corporate revenue. In addition, net sales per order increased 6.4% from the previous year, composed of increases in each of the Company’s three brands. The company increased its selling and marketing expenses by 41.2% during the quarter, including increased on-line and catalog marketing efforts, which contributed to the growth in net sales.

Mike Jewell, Chief Executive Officer of Celebrate Express, stated, “We are pleased with our 29% year over year revenue growth, our 177% increase in pretax profit, improving gross margins and increasing net average order value. We attribute our growth to our focus on providing customers complete and compelling solutions for their celebration needs. The ongoing expansion of product offerings within our existing brands helps provide customers a single source for their celebration.”

Gross margin improved to 51.6% of net sales in the third quarter, up from 48.9% in the third quarter of last year. The improvement in gross margin percentage over the prior year is due primarily to an increase in the percentage of revenue from the sale of higher margin proprietary products.

For the third quarter of fiscal 2005, fulfillment costs decreased to 12.2% of net sales compared with 13.0% in the same period last year. General and administrative costs increased to 9.6% of net sales for the quarter, up from 8.7% in the same quarter last year, due primarily to increased headcount and costs related to operating as a public company. Selling and marketing costs increased to 25.9% of net sales for the quarter just ended, up from 23.7% in the same quarter last year. The increase in selling and marketing expenses as a percentage of net sales is due to more aggressive customer acquisition and customer reactivation efforts during the third quarter of fiscal 2005, compared with the third quarter of fiscal 2004.

Other Highlights

•	Gross margin for the third quarter of fiscal 2005 was $8.4 million, compared with $6.2 million in the third quarter of fiscal 2004, an increase of 36%.
•	Revenue from the Company’s websites represented approximately 63% of total net sales in the third quarter of fiscal 2005, up from 58% in the third quarter of fiscal 2004.
•	Website revenue for the third quarter of fiscal 2005 grew 41% over the third quarter of fiscal 2004, while telephone revenue grew 12% in the same time frame.
•	Cash and marketable securities were $31.0 million, and the Company had no bank debt at February 28, 2005.

Financial Guidance

The following forward-looking statements reflect Celebrate Express’ expectations as of March 31, 2005. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and numerous other factors. See Forward-Looking Statements below.

Management’s expectations for the fourth quarter of fiscal 2005 ending May 31, 2005:

•	Net sales are expected to be between $18.2 million and $19.2 million.
•	Net income is expected to be in a range of $0.12 to $0.14 per diluted share.
•	Weighted average diluted shares outstanding are expected to be approximately 7.9 million.

Management’s expectations for the full fiscal year ending May 31, 2005:

•	Net Sales are expected to be between $67.8 million and $68.8 million.
•	Net income is expected to be in a range of $0.35 to $0.37 per diluted share.
•	Weighted average diluted shares outstanding are expected to be approximately 6.8 million.

Conference Call

Company management will be holding a conference call to discuss financial results for its third quarter of fiscal 2005 on Thursday, March 31, 2005 at 5:00 p.m. EST/2:00 p.m. PST. The conference call will be broadcast via live webcast and may be accessed at http://investor.celebrateexpress.com. Listeners may also access the call by dialing 1-800-901-5247 and entering password 27482989. A replay of the call will be available for 30 days by dialing 1-888-286-8010, password 53427681.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, all statements related to plans, future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Our actual results and timing of events could differ materially, including demand for our products, our ability to manage our costs and fulfill orders, competition from other retailers, the strength of our brands, and other risks detailed in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2004 and the prospectus with respect to our initial public offering filed pursuant to Rule 424(b)(4) on October 20, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which reflect only an analysis and speak only as of the date of this press release. Celebrate Express undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

About Celebrate Express, Inc.

Celebrate Express is a leading online and catalog retailer of celebration products serving families with young children. The Company currently operates three brands: Birthday Express markets children’s party products, Storybook Heirlooms markets girls’ special occasion and specialty apparel, and Costume Express markets children’s costumes and accessories. The Company utilizes its branded websites, BirthdayExpress.com, Storybook.com and CostumeExpress.com, complemented by its branded catalogs to offer products as complete coordinated solutions. The Company’s goal is to help busy parents celebrate the special moments in their children’s lives. For more information, please visit www.celebrateexpress.com.

CONTACT: Celebrate Express, Inc.
Darin White (Investor Relations), 425-250-1064 x186
Invest@celebrateexpress.com
or
Katie Manning (Media Relations), 425-250-1064 x136
katiem@celebrateexpress.com

CELEBRATE EXPRESS, INC.
CONDENSED BALANCE SHEETS

	February 28,	May 31,
	2005	2004
	(unaudited)
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$3,004	$2,243
Marketable securities	27,950	—
Accounts receivable	220	169
Inventories	6,808	5,926
Prepaid expenses	3,621	1,950
Deferred income taxes	213	266

Total current assets	41,816	10,554

Fixed assets, net	$2,068	$962
Deferred income taxes	7,931	8,747
Other assets, net	179	219

Total assets	$51,994	$20,482

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$2,173	$3,030
Accrued liabilities	3,088	1,447
Current portion of long term debt & capital leases	21	35

Total current liabilities	5,282	4,512

Long-term debt and capital lease obligations	2	4,953

Commitments and contingencies
Mandatorily redeemable convertible preferred stock,	—	28,044
Mandatorily redeemable convertible preferred stock warrants	—	1,056
Shareholders’ equity (deficit):
Common stock and additional paid-in-capital	64,001	879
Contributed capital — common stock warrants	199	67
Unearned Compensation	(842)	(934)
Accumulated deficit	(16,648)	(18,095)

Total shareholders’ equity (deficit)	46,710	(18,083)

Total liabilities and shareholders’ equity (deficit)	$51,994	$20,482

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF OPERATIONS

	Three months ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2005	2004	2005	2004
		(in thousands, except per share data)
Net sales	$16,304	$12,634	$49,597	$36,320
Cost of sales	7,885	6,450	24,549	18,632

Gross margin	8,419	6,184	25,048	17,688
Operating expenses:
Fulfillment	1,982	1,646	5,748	4,734
Selling and marketing	4,220	2,989	12,192	9,334
General and administrative	1,561	1,103	4,710	3,413

Total operating expenses	7,763	5,738	22,650	17,481

Income from operations	656	446	2,398	207
Other income (expense), net:
Interest income (expense), net	172	(147)	(83)	(457)

Net income (loss) before income taxes	828	299	2,315	(250)
Income tax expense	(307)	—	(869)	—

Net income (loss)	521	299	1,446	(250)
Accretion to preferred stock redemption value	—	(66)	(102)	(199)

Net income (loss) available for common shareholders	$521	$233	$1,344	$(449)

Net income (loss) per share:
Basic	$0.07	$0.16	$0.31	$(0.32)

Diluted	$0.07	$0.06	$0.23	$(0.32)

Weighted average shares outstanding:
Basic	7,416	1,420	4,368	1,412
Diluted	7,835	5,167	6,399	1,412

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF CASH FLOWS

	Nine months ended
	February 28,	February 29,
	2005	2004
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$1,446	$(250)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income taxes	869	—
Depreciation and amortization	499	634
Noncash compensation expense—stock options	220	60
Amortization of deferred financing costs	24	23
Accretion of debt discount	70	103
Changes in operating assets and liabilities:
Accounts receivable	(51)	(51)
Inventories	(882)	(1,342)
Prepaid expenses and other assets	(1,669)	13
Accounts payable	(857)	697
Accrued liabilities	1,641	850

Net cash provided by operating activities	1,310	737

Cash flows from investing activities:
Payments for purchases of fixed assets	(1,591)	(424)
Purchase of marketable securities	(60,000)	—
Maturities of marketable securities	2,000	—
Sale of marketable securities	30,050	—

Net cash used in investing activities	(29,541)	(424)

Cash flows from financing activities:
Principal payments on capital lease obligations	(30)	(29)
Principal payments on notes payable	(5,000)	(1,042)
Net proceeds from sale of common stock, net of issuance costs	34,012	—
Proceeds from exercise of stock options	10	7
Other	—	1

Net cash provided by (used in) financing activities	28,992	(1,063)

Net increase (decrease) in cash and cash equivalents	761	(750)

Cash and cash equivalents:
Beginning of year	2,243	1,672

End of year	$3,004	$922

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$213	$334